EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

US-MHJ Wooden Elegance Creations Int’l, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated December 11, 2014, with respect to the financial statements of  US-MHJ Wooden Elegance Creations Int’l, Inc. in its registration statement Form S-1 relating to the registration of 49,900,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

St. Louis Park, MN

December 11, 2014

1660 Highway 100 South

Suite 500

St. Louis Park, MN  55416

630.277.2330